Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. REPORTS SECOND-QUARTER 2021 FINANCIAL RESULTS AND RAISES FISCAL 2021 OUTLOOK

SAN FRANCISCO (July 8, 2021) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the second quarter ended May 30, 2021. Due to the significant impact of COVID-19 on prior year figures, this release also includes certain comparisons to the same period in 2019 for additional context.

Financial Highlights for the Second Quarter
•Company raises fiscal year 2021 outlook for both net revenues and EPS. Third quarter net revenues now expected above fiscal 2019 levels.
•Reported net revenues of $1.3 billion were up 156% versus second quarter of fiscal 2020; net revenues in the U.S. and China exceeded second quarter of fiscal 2019. Europe exited the quarter growing versus May 2019.
•E-com growth rates accelerated sequentially from Q1 reaching 42% versus second quarter of fiscal 2020; Net revenues through all digital channels grew 75% versus second quarter of fiscal 2020 driven by strong performance across all regions; digital penetration as a percentage of total sales was approximately 23%.
•Record Gross margin of 58.8% and record Adjusted Gross margin of 58.2% driven by higher Direct-to-Consumer net revenues, price increases, sourcing savings, lower promotions and more full-price selling.
•Operating margin was 8.3%; Adjusted EBIT margin expanded to a second quarter record of 9%.
•Net income was $65 million; Adjusted net income was $93 million.
•Diluted EPS was 16 cents; Adjusted diluted EPS was 23 cents.
•Dividend increases from $0.06 to $0.08 per share for the third quarter.
“We generated strong momentum in the second quarter with the accelerated recovery of our revenues and delivered growth across all regions and channels. This was underscored by the strength of our brands and our ability to capitalize on evolving denim trends and a continued shift to casualization" said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "As we move into the second half of 2021, we are focused on emerging stronger with our strategic priorities of leading with our enduring brand, accelerating our direct-to-consumer connections, and diversifying across categories, channels and geographies."
“We significantly exceeded our expectations on revenue, adjusted gross margin and adjusted EBIT. Revenues in most markets are recovering faster than anticipated, and we are emerging from the pandemic with sustainable and improved structural economics." said Harmit Singh, chief financial officer of Levi Strauss & Co. "As we look forward, we’re raising our expectations for revenues and profits. Our balance sheet remains strong and we continue to return cash to shareholders, with dividends now back to pre-pandemic levels.”
COVID Update
During the quarter, the company experienced temporary door closures in geographies affected by lockdowns associated with COVID-19 cases; approximately a third of the full store footprint in Europe and 17 percent of doors globally were closed during the quarter. Currently 92 percent of doors are open.

Second-Quarter Total Company Overview

	Three Months Ended		Increase (Decrease) As Reported	Six Months Ended		Increase (Decrease) As Reported
($ millions, except per-share amounts)	May 30, 2021	May 24, 2020		May 30, 2021	May 24, 2020
Net revenues	$1,276	$498	156%	$2,582	$2,004	29%
Net income (loss)	$65	$(364)	118%	$207	$(211)	198%
Adjusted net income (loss)	$93	$(192)	149%	$234	$(29)	903%
Adjusted EBIT	$115	$(206)	156%	$289	$(17)	1,839%
Diluted earnings (loss) per share*	$0.16	$(0.91)	107¢	$0.50	$(0.53)	103¢
Adjusted diluted earnings (loss) per share*	$0.23	$(0.48)	71¢	$0.57	$(0.07)	64¢
*Note: per share increase (decrease) compared to prior year displayed in cents
•Net revenues of $1,276 million increased 156 percent on a reported basis, and 148 percent on a constant-currency basis.
–Wholesale net revenues increased 167 percent reflecting strong demand above the second quarter of fiscal 2020.
–Direct-to-Consumer ("DTC") net revenues increased 141 percent due to increased revenues from our company-operated stores. E-commerce momentum continued despite store re-openings with growth of 42 percent reflecting the benefit of accelerating omni channel initiatives. DTC stores and e-commerce comprised 29 percent and eight percent, respectively, of total company net revenues in the second quarter.
–The company’s global digital net revenues, which include net revenues attributable to the company's e-commerce sites as well as the online businesses of its pure-play and traditional wholesale customers, grew approximately 75 percent compared to the same period in the prior year, and comprised approximately 23 percent of second quarter fiscal 2021 net revenues.
–Compared to the second quarter of fiscal 2019, total company net revenues decreased 3 percent on a reported basis and 4 percent on a constant-currency basis.
•Gross profit was $750 million, as compared to $170 million in the same quarter in the prior year. Gross margin was 58.8 percent of net revenues, up from 34.1 percent in the same quarter of the prior year, primarily reflecting $87 million in charges taken in the second quarter of fiscal 2020 related to COVID-19.
•Adjusted gross margin, which excludes the COVID-19 related charges, was 58.2 percent, an increase of 670 basis points compared to prior year. The increase in adjusted gross margin was primarily due to a higher proportion of sales in our DTC channel, which has higher gross margins, price increases, sourcing savings, lower promotions, and a higher share of full price sales reflecting the acceleration in consumer demand. Favorable currency exchange rates benefited year-over-year comparisons by approximately 30 basis-points.
•Selling, general and administrative (SG&A) expenses were $628 million compared to $551 million in the same quarter in the prior year, which included $88 million in charges taken in the second quarter of fiscal 2020 related to COVID-19.
•Adjusted SG&A in the second quarter of fiscal 2021 was $628 million compared to $462 million in the same quarter in the prior year, due to the increase in incentive compensation, higher selling expenses reflecting increased sales and higher advertising and promotion expenses.
•Restructuring charges of $16 million were recorded in the second quarter of fiscal 2021 in connection with the company's restructuring initiative, which is designed to reduce costs, streamline operations and support agility. These charges primarily relate to employee-related severance benefits, based on separation benefits provided by company policy or statutory benefit plans.

•Operating income of $107 million compared to an operating loss of $448 million in the same quarter in the prior year. The increase was primarily due to higher net revenues and gross margin partially offset with higher SG&A expenses in the current year, as well as the $242 million in charges recognized in the second quarter of fiscal 2020 related to COVID-19.
•Adjusted EBIT of $115 million compared to a loss of $206 million in the same quarter of the prior year due to higher net revenues and Adjusted gross margin partially offset with higher Adjusted SG&A. Second quarter Adjusted EBIT margin was a record 9 percent, despite higher advertising as a percentage of net revenues, reflecting the record gross margin.
•Net income of $65 million compared to a net loss of $364 million in the same quarter of the prior year, primarily due to the charges recognized in the second quarter of fiscal 2020 related to COVID-19 as well as the increase in operating income described above; these were partially offset with incremental costs related to the early extinguishment of debt and a lower income tax benefit.
•Adjusted net income of $93 million compared to an Adjusted net loss of $192 million in the same quarter of the prior year, due to higher net revenues and adjusted gross margin partially offset with higher Adjusted SG&A.
•Adjusted diluted earnings per share increased to $0.23 compared to a loss of $0.48 for the same prior-year period, in-line with the Adjusted net income increase.
Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted net loss and Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.

Second-Quarter Regional Overview
Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income (Loss) *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	May 30, 2021	May 24, 2020		May 30, 2021	May 24, 2020
Americas	$715	$283	153%	$153	$(38)	504%
Europe	$365	$129	183%	$58	$(68)	185%
Asia	$196	$86	128%	$7	$(28)	125%
* Note: Regional operating income is equal to regional Adjusted EBIT.
•In the Americas, net revenues and operating income increased, reflecting the impact of the pandemic on prior year results. Notably, company e-commerce net revenues grew 18 percent while lapping strong growth in the prior year.
Compared to the second quarter of fiscal 2019, Americas net revenues grew three percent driven by growth in the U.S. market which was also up four percent. The region's wholesale net revenues grew four percent driven by strong performance by the Levi’s brand and Signature. Net revenues through all digital channels grew 61 percent and represented 19 percent of the region’s sales in the quarter.
•In Europe, net revenues and operating income increased, reflecting the impact of the pandemic on prior year results. Notably, company e-commerce net revenues grew 75 percent while lapping strong growth in the prior year.
Compared to the second quarter of fiscal 2019, Europe net revenues declined eight percent driven by DTC, which decreased 21 percent, reflecting temporary store capacity restrictions and closures during a third of the quarter. The region’s sales decline was partially offset by four percent revenue growth in wholesale net revenues and over 100 percent growth through all digital channels; digital net revenues represented a third of the region’s sales in the quarter. Notably, as markets began to fully open in May, the region’s net revenues for that month inflected to growth compared to the same month of 2019.
•In Asia, net revenues and operating income increased, reflecting the impact of the pandemic on prior year results. Notably, company e-commerce net revenues grew 75 percent while lapping strong growth in the prior year.
Compared to the second quarter of fiscal 2019, Asia net revenues declined 12 percent, as the COVID-19 pandemic continued to negatively impact several of the region’s large markets, including India, which accounted for roughly half the Asia region’s sales decline. China marked an inflection to growth for the first time since the beginning of the pandemic. The Asia region’s sales decline was partially offset by revenue growth through all digital channels of 83 percent; digital net revenues represented 15 percent of the region’s sales in the quarter.
Year-to-date 2021 Results are included in the company's Quarterly Report on Form 10-Q for the quarter ended May 30, 2021.

Cash Flow and Balance Sheet
•Cash and cash equivalents at the end of the second quarter of fiscal 2021 of $1.2 billion and short-term investments of $95 million were complemented by $694 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $2.0 billion.
•Net debt at the end of the second quarter of fiscal 2021 was negative $46 million. The company’s leverage ratio was 2.0 at the end of the second quarter of fiscal 2021, as compared to 4.1 at the end of the second quarter of fiscal 2020.
•Cash from operations for the first six months of fiscal 2021 increased to $248 million compared to $41 million for the first six months of fiscal 2020. The increase in cash provided by operating activities is primarily driven by lower spending on inventory reflecting our ongoing focus on inventory management as well as higher collections in trade receivables, reflective of the increase in sales in comparison to the period in prior year.
•Adjusted free cash flow for the first six months of fiscal 2021 was $60 million, an increase of $274 million compared to the first six months of fiscal 2020, primarily reflecting higher cash from operations in the current year period partially offset by proceeds from settling hedging contracts in the prior year period.
•Total inventories were down 12 percent compared to the end of the corresponding prior-year period.
•The company declared and paid a dividend of $0.06 per share in the second fiscal quarter totaling approximately $24 million. The company has increased the dividend to $0.08 per share for the third fiscal quarter totaling approximately $32 million. The dividend will be payable in cash on or after August 18, 2021, to the holders of record of Class A common stock and Class B common stock at the close of business on August 2, 2021. The company will reassess dividend payments for future quarters as circumstances evolve.
Additional information regarding net debt, leverage ratio, and Adjusted free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release.
Guidance
The company's expectations for the second half of fiscal 2021 are now higher than 2019. Details are as follows:
•Reported net revenues growth of 28-to-29 percent compared to the second half of fiscal 2020, which represents reported net revenues growth of four-to-five percent compared to the second half of fiscal 2019; and
•Adjusted diluted EPS of 72-to-76 cents, bringing the full-year Adjusted diluted EPS outlook to $1.29-to-$1.33.
The company plans to share additional details during its investor conference call. The company's outlook assumes no significant worsening of the COVID-19 pandemic or dramatic incremental closure of global economies.
Investor Conference Call
The company’s second-quarter 2021 investor conference call will be available through a live audio webcast at https://edge.media-server.com/mmc/p/wid9fxax on July 8, 2021, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: 833-693-0541 in the United States and Canada or +1-661-407-1582 internationally; I.D. No. 3784584. A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter. A telephone replay will be available until July 15, 2021 at +1-855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 3784584.

About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,000 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2020 net revenues were $4.5 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to the company’s ability to manage its business and liquidity during and after the COVID-19 pandemic, including its ability to forecast its results and re-open stores globally, the timing and effectiveness of global efforts to roll out vaccines, and the impact of potential virus variants and COVID-19 resurgences on the company’s business and results of operations; emerging from the pandemic as a stronger business and driving sustainable, profitable growth; the impact of the COVID-19 pandemic on the company’s results of operations; the company’s prospects for financial performance and growth, including Adjusted EBIT and Adjusted gross margin, following the COVID-19 pandemic and its ability to achieve financial results before the onset of the COVID-19 pandemic; future financial results and contributing factors to such future financial results, including net revenues (on a fiscal and calendar basis), gross margin, Adjusted gross margin, Adjusted EBIT margin, Adjusted diluted EPS, Adjusted SG&A, tax rate and capital expenditures; new store openings; future dividends and share repurchases; future inventory positions; potential future paydowns of existing debt; the impact of continued geographic, product and channel diversification on the company’s financial results; the timing and impact of digitization initiatives on the company’s financial results; the extent to which wholesale customer forward demand signals result in actual sales, and the achievement of diversity, equity and inclusion, and sustainability goals. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project,” "confident" and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2020 and its Quarterly Report on Form 10-Q for the quarter ended May 30, 2021, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (loss) (both reported and on a constant-currency basis), Adjusted diluted earnings (loss) per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (loss) (both reported and on a constant-currency basis), Adjusted net income (loss) margin (both reported and on a constant-currency basis), Adjusted diluted earnings (loss) per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 30, 2021	November 29, 2020

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,224,080	$1,497,155
Short-term investments in marketable securities	94,528	96,531
Trade receivables, net	579,905	540,227
Inventories	863,360	817,692
Other current assets	208,160	174,636
Total current assets	2,970,033	3,126,241
Property, plant and equipment, net	447,519	454,532
Goodwill	266,775	264,768
Other intangible assets, net	47,142	47,426
Deferred tax assets, net	541,383	497,556
Operating lease right-of-use assets, net	988,614	988,801
Other non-current assets	283,195	261,917
Total assets	$5,544,661	$5,641,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$9,225	$17,631
Accounts payable	436,486	375,450
Accrued salaries, wages and employee benefits	208,312	179,081
Restructuring liabilities	44,592	54,723
Accrued income taxes	26,438	21,986
Accrued sales returns and allowances	187,560	185,868
Short-term operating lease liabilities	255,921	237,142
Other accrued liabilities	456,700	477,001
Total current liabilities	1,625,234	1,548,882
Long-term debt	1,263,827	1,546,700
Postretirement medical benefits	57,012	60,249
Pension liabilities	165,917	168,721
Long-term employee related benefits	101,941	94,654
Long-term operating lease liabilities	835,018	858,293
Other long-term liabilities	61,690	64,267
Total liabilities	4,110,639	4,341,766

Commitments and contingencies

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 90,069,823 shares and 74,352,481 shares issued and outstanding as of May 30, 2021 and November 29, 2020, respectively; and 422,000,000 Class B shares authorized, 311,670,618 shares and 323,547,674 shares issued and outstanding, as of May 30, 2021 and November 29, 2020, respectively	402	398
Additional paid-in capital	583,702	626,243
Accumulated other comprehensive loss	(431,489)	(441,446)
Retained earnings	1,281,407	1,114,280
Total stockholders’ equity	1,434,022	1,299,475
Total liabilities and stockholders’ equity	$5,544,661	$5,641,241

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2021 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$1,275,971	$497,542	$2,581,573	$2,003,668
Cost of goods sold	525,770	327,890	1,071,343	994,689
Gross profit	750,201	169,652	1,510,230	1,008,979
Selling, general and administrative expenses	628,231	550,525	1,211,914	1,211,070
Restructuring charges, net	15,515	67,371	14,738	67,371
Operating income (loss)	106,455	(448,244)	283,578	(269,462)
Interest expense	(19,933)	(11,246)	(43,243)	(27,900)
Loss on early extinguishment of debt	(30,108)	—	(30,338)	—
Other (expense) income, net	(715)	1,305	373	4,005
Income (loss) before income taxes	55,699	(458,185)	210,370	(293,357)
Income tax (benefit) expense	(9,020)	(94,636)	3,147	(82,497)
Net income (loss)	$64,719	$(363,549)	$207,223	$(210,860)
Earnings (loss) per common share attributable to common stockholders:
Basic	$0.16	$(0.91)	$0.52	$(0.53)
Diluted	$0.16	$(0.91)	$0.50	$(0.53)
Weighted-average common shares outstanding:
Basic	401,964,569	397,484,849	400,771,248	396,832,024
Diluted	412,102,841	397,484,849	410,644,463	396,832,024

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2021 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in thousands) (Unaudited)
Net income (loss)	$64,719	$(363,549)	$207,223	$(210,860)
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	2,743	6,613	5,681	10,204
Derivative instruments	4,579	(2,202)	(12,736)	13,203
Foreign currency translation gains (losses)	4,418	(30,756)	15,359	(38,889)
Unrealized gains (losses) on marketable securities	4,034	(2,347)	4,435	(791)
Total other comprehensive income (loss), before related income taxes	15,774	(28,692)	12,739	(16,273)
Income tax (benefit) expense related to items of other comprehensive income (loss)	(3,987)	3,730	(2,784)	(1,993)
Comprehensive income (loss), net of income taxes	$76,506	$(388,511)	$217,178	$(229,126)

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2021 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Three Months Ended May 30, 2021
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at February 28, 2021	$400	$609,068	$1,240,792	$(443,276)	$—	$1,406,984
Net income	—	—	64,719	—	—	64,719
Other comprehensive loss, net of tax	—	—	—	11,787	—	11,787
Stock-based compensation and dividends, net	2	23,384	—	—	—	23,386
Employee stock purchase plan	—	1,792	—	—	—	1,792
Shares surrendered for tax withholdings on equity awards	—	(50,542)	—	—	—	(50,542)
Cash dividends declared ($0.06 per share)	—	—	(24,104)	—	—	(24,104)
Balance at May 30, 2021	$402	$583,702	$1,281,407	$(431,489)	$—	$1,434,022

	Six Months Ended May 30, 2021
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 29, 2020	$398	$626,243	$1,114,280	$(441,446)	$—	$1,299,475
Net income	—	—	207,223	—	—	207,223
Other comprehensive loss, net of tax	—	—	—	9,957	—	9,957
Stock-based compensation and dividends, net	4	30,098	—	—	—	30,102
Employee stock purchase plan	—	3,721	—	—	—	3,721
Shares surrendered for tax withholdings on equity awards	—	(76,360)	—	—	—	(76,360)
Cash dividends declared ($0.10 per share)	—	—	(40,096)	—	—	(40,096)
Balance at May 30, 2021	$402	$583,702	$1,281,407	$(431,489)	$—	$1,434,022

	Three Months Ended May 24, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at February 23, 2020	$399	$601,976	$1,445,188	$(452,734)	$—	$1,594,829
Net loss	—	—	(363,549)	—	—	(363,549)
Other comprehensive loss, net of tax	—	—	—	(24,962)	—	(24,962)
Stock-based compensation and dividends, net	—	8,090	(27)	—	—	8,063
Employee stock purchase plan	—	2,252	—	—	—	2,252
Repurchase of common stock	(3)	—	(19,169)	—	—	(19,172)
Shares surrendered for tax withholdings on equity awards	—	(325)	—	—	—	(325)
Changes in ownership of noncontrolling interest	—	—	(137)	—	—	(137)
Cumulative effect of adoption of new accounting standards	—	—	(84)	—	—	(84)
Cash dividends declared ($0.08 per share)	—	—	(31,709)	—	—	(31,709)
Balance at May 24, 2020	$396	$611,993	$1,030,513	$(477,696)	$—	$1,165,206

	Six Months Ended May 24, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557
Net loss	—	—	(210,860)	—	—	(210,860)
Other comprehensive loss, net of tax	—	—	—	(18,266)	—	(18,266)
Stock-based compensation and dividends, net	5	25,620	(27)	—	—	25,598
Employee stock purchase plan	—	4,282	—	—	—	4,282
Repurchase of common stock	(3)	—	(56,240)	—	—	(56,243)
Shares surrendered for tax withholdings on equity awards	—	(75,568)	—	—	—	(75,568)
Changes in ownership of noncontrolling interest	—	—	(8,809)	—	(8,026)	(16,835)
Cumulative effect of the adoption of new accounting standards	—	—	59,624	(54,444)	—	5,180
Cash dividends declared ($0.16 per share)	—	—	(63,639)	—	—	(63,639)
Balance at May 24, 2020	$396	$611,993	$1,030,513	$(477,696)	$—	$1,165,206

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2021 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 30, 2021	May 24, 2020

	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$207,223	$(210,860)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,926	71,005
Property, plant, equipment, and right-of-use asset impairments	5,147	61,157
Loss on early extinguishment of debt	30,338	—
Stock-based compensation	30,102	25,598
Credit losses and accounts receivable allowances	—	20,935
Benefit from deferred income taxes	(46,857)	(100,977)
Other, net	9,392	1,949
Change in operating assets and liabilities, net of effect of acquisition:
Trade receivables	(36,149)	408,053
Inventories	(38,630)	(109,486)
Accounts payable	60,303	(73,701)
Accrued salaries, wages and employee benefits and long-term employee related benefits	27,808	(100,567)
Other current and non-current assets	(20,867)	(81,270)
Other current and long-term liabilities	(49,718)	129,528
Net cash provided by operating activities	248,018	41,364
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(67,501)	(75,210)
Payments for business acquisition	—	(52,201)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(4,349)	15,114
Payments to acquire short-term investments	(55,124)	(44,847)
Proceeds from sale, maturity and collection of short-term investments	56,530	49,586
Net cash used for investing activities	(70,444)	(107,558)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	500,000	502,500
Repayments of long-term debt	(800,000)	—
Proceeds from senior revolving credit facility	—	300,000
Other short-term borrowings, net	(8,502)	810
Payment of debt extinguishment costs	(20,000)	—
Payment of debt issuance and refinancing costs	(10,446)	(6,459)
Proceeds from issuance of common stock and employee stock purchase	3,721	4,283
Repurchase of common stock	—	(56,243)
Repurchase of shares surrendered for tax withholdings on equity awards	(76,360)	(75,568)
Payments to noncontrolling interests	—	(16,090)
Dividend to stockholders	(40,097)	(63,639)
Other financing, net	(1,454)	(3)
Net cash (used for) provided by financing activities	(453,138)	589,591
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2,500	(9,113)
Net increase (decrease) in cash and cash equivalents and restricted cash	(273,064)	514,284
Beginning cash and cash equivalents, and restricted cash	1,497,648	934,753
Ending cash and cash equivalents, and restricted cash	1,224,584	1,449,037
Less: Ending restricted cash	(504)	(802)
Ending cash and cash equivalents	$1,224,080	$1,448,235

Noncash Investing and Financing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$29,579	$21,462
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$29,926	$36,856
Cash paid for income taxes during the period, net of refunds	30,750	53,594
The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2021 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER OF 2021
The following information relates to non-GAAP financial measures and should be read in conjunction with the investor call held on July 8, 2021, discussing the company’s financial condition and results of operations as of and for the quarter ended May 30, 2021. Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income (loss), Adjusted diluted earnings (loss) per share, net debt, Adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted gross profit, represents gross profit excluding COVID-19 related inventory costs and Adjusted gross margin, represents Adjusted gross profit as a percentage of net revenues; (2) Adjusted SG&A represents SG&A less charges related to changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, and restructuring related charges, severance and other, net; (3) Adjusted EBIT represents net income (loss) excluding income tax (benefit) expense, interest expense, other expense (income), net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, and restructuring and restructuring related charges, severance and other, net, and Adjusted EBIT margin as Adjusted EBIT as a percentage of net revenues; (4) Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (5) Adjusted net income (loss) represents net income (loss) excluding charges related to the impact of changes in fair value on cash-settled stock-based compensation, loss on early extinguishment of debt, COVID-19 related inventory costs and other charges, and restructuring and restructuring related charges, severance and other, net, and tax impact of adjustments and Adjusted net income (loss) margin as Adjusted net income (loss) as a percentage of net revenues; (6) Adjusted diluted earnings (loss) per share represents Adjusted net income (loss) per weighted-average number of diluted common shares; (7) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (8) leverage ratio represents total debt, excluding capital leases, divided by the last twelve months of Adjusted EBITDA; (9) Adjusted free cash flow represents net cash provided by operating activities less purchases of property, plant and equipment, plus proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (10) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (11) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (12) constant-currency Adjusted net income (loss) represents Adjusted net income (loss) without the impact of foreign currency exchange rate fluctuations; and (13) constant-currency Adjusted diluted earnings (loss) per share represents Adjusted diluted earnings (loss) per share without the impact of foreign currency exchange rate fluctuations.

Adjusted Gross Profit:

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$750.2	$169.7	$1,510.2	$1,009.0

Non-GAAP measure:
Gross profit	$750.2	$169.7	$1,510.2	$1,009.0
COVID-19 related inventory costs (1)	(7.2)	86.6	(14.4)	86.6
Adjusted gross profit	$743.0	$256.3	$1,495.8	$1,095.6
Adjusted gross margin	58.2%	51.5%	57.9%	54.7%
_____________
(1)For the three-month and six-month periods ended May 30, 2021, the reductions in COVID-19 related inventory charges is primarily related to reductions in our estimate of adverse fabric purchase commitments, initially recorded in the second quarter of 2020.
For the three-month period ended May 24, 2020, COVID-19 related inventory charges includes $49.9 million of incremental inventory reserves and the recognition of adverse fabric purchase commitments of $35.9 million.

Adjusted SG&A:

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$628.2	$550.5	$1,211.9	$1,211.1

Non-GAAP measure:
Selling, general and administrative expenses	$628.2	$550.5	$1,211.9	$1,211.1
Impact of changes in fair value on cash-settled stock-based compensation	(1.6)	0.7	(2.5)	(4.2)
COVID-19 related charges(1)	10.0	(88.0)	6.9	(88.0)
Restructuring related charges, severance and other, net(2)	(8.2)	(1.1)	(9.1)	(6.7)
Adjusted SG&A	$628.4	$462.1	$1,207.2	$1,112.2
_____________
(1)For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related charges is primarily reductions in allowances related to customer receivables.
For the three-month and six-month periods ended May 24, 2020, the COVID-19 related charges primarily include $43.0 million in impairment of certain operating lease right-of-use assets and $17.4 million in impairment of property and equipment related to certain retail locations and other corporate assets, and $27.6 million of charges related to customer receivables.
(2)Other charges included in restructuring related charges, severance and other, net include charges related to an international customs audit, transaction and deal related costs, initial acquisition and integration costs and amortization of acquired intangible assets.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$64.7	$(363.6)	$207.2	$(210.9)	$291.0	$9.1

Non-GAAP measure:
Net income (loss)	$64.7	$(363.6)	$207.2	$(210.9)	$291.0	$9.1
Income tax (benefit) expense	(9.0)	(94.6)	3.2	(82.5)	23.1	(32.7)
Interest expense	19.9	11.2	43.2	27.9	97.5	61.4
Other expense (income), net	0.8	(1.3)	(0.3)	(4.0)	26.1	(4.4)
Loss on early extinguishment of debt	30.1	—	30.3	—	30.3	—
Impact of changes in fair value on cash-settled stock-based compensation(1)	1.6	(0.7)	2.5	4.2	5.4	18.0
COVID-19 related inventory costs and other charges (2)	(17.2)	174.6	(21.3)	174.6	(36.3)	174.6
Restructuring and restructuring related charges, severance and other, net(3)	23.7	68.5	23.8	74.1	49.2	80.1
Adjusted EBIT	$114.6	$(205.9)	$288.6	$(16.6)	$486.3	$306.1
Depreciation and amortization(4)	34.4	33.7	69.7	68.4	137.9	133.6
Adjusted EBITDA	$149.0	$(172.2)	$358.3	$51.8	$624.2	$439.7
Adjusted EBIT margin	9.0%	(41.4)%	11.2%	(0.8)%
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments and allowances related to customer receivables.
For the three-month and six-month periods ended May 24, 2020, the COVID-19 related inventory costs and other charges primarily include $49.9 million of incremental inventory reserves, $35.9 million of adverse fabric purchase commitments, $43.0 million in impairment of certain operating lease right-of-use assets and $17.4 million in impairment of property and equipment related to certain retail locations and other corporate assets, and $27.6 million of charges related to customer receivables.
(3)Other charges included in restructuring and restructuring related charges, severance and other, net include charges related to an international customs audit, transaction and deal related costs, initial acquisition and integration costs and amortization of acquired intangible assets.
(4)Depreciation and amortization amount net of amortization of acquired intangible assets included in Restructuring and related charges, severance and other, net.

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share:

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$64.7	$(363.6)	$207.2	$(210.9)

Non-GAAP measure:
Net income (loss)	$64.7	$(363.6)	$207.2	$(210.9)
Impact of changes in fair value on cash-settled stock-based compensation(1)	1.6	(0.7)	2.5	4.2
Loss on early extinguishment of debt	30.1	—
COVID-19 related inventory costs and other charges(2)	(17.2)	174.6	(21.3)	174.6
Restructuring and restructuring related charges, severance and other, net(3)	23.7	68.5	23.8	74.1
Tax impact of adjustments	(9.5)	(70.3)	(8.8)	(71.1)
Adjusted net income (loss)	$93.4	$(191.5)	$203.4	$(29.1)

Adjusted net income (loss) margin	7.3%	(38.5)%	7.9%	(1.5)%
Adjusted diluted earnings (loss) per share	$0.23	$(0.48)	$0.50	$(0.07)
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments and allowances related to customer receivables.
For the three-month and six-month periods ended May 24, 2020, the COVID-19 related inventory costs and other charges primarily include $49.9 million of incremental inventory reserves, $35.9 million of adverse fabric purchase commitments, $43.0 million in impairment of certain operating lease right-of-use assets and $17.4 million in impairment of property and equipment related to certain retail locations and other corporate assets, and $27.6 million of charges related to customer receivables.
(3)Other charges included in restructuring and restructuring related charges, severance and other, net include charges related to an international customs audit, transaction and deal related costs, initial acquisition and integration costs and amortization of acquired intangible assets.

Net Debt and Leverage Ratio:

	May 30, 2021	November 29, 2020

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,273.1	$1,564.3

Non-GAAP measure:
Total debt, excluding capital leases	$1,273.1	$1,564.3
Cash and cash equivalents	(1,224.1)	(1,497.2)
Short-term investments in marketable securities	(94.5)	(96.5)
Net debt	$(45.5)	$(29.4)

	May 30, 2021	May 24, 2020

	(Dollars in millions)
	(Unaudited)
Total debt, excluding capital leases	$1,273.1	$1,806.9
Last Twelve Months Adjusted EBITDA(1)	$624.2	$439.7
Leverage ratio	2.0	4.1
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:

	Three Months Ended		Six Months Ended
	May 30, 2021	May 24, 2020	May 30, 2021	May 24, 2020

	(Dollars in millions)		(Dollars in millions)
	(Unaudited)		(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$178.5	$(156.5)	$248.0	$41.4
Net cash (used for) provided by investing activities	(35.5)	11.7	(70.4)	(107.6)
Net cash (used for) provided by financing activities	(892.8)	727.6	(453.1)	589.6

Non-GAAP measure:
Net cash provided by operating activities	$178.5	$(156.5)	$248.0	$41.4
Purchases of property, plant and equipment	(30.5)	(30.8)	(67.5)	(75.2)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(4.4)	34.4	(4.3)	15.1
Repurchase of common stock	—	(26.1)	—	(56.2)
Repurchase of shares surrendered for tax withholdings on equity awards	(50.6)	(0.4)	(76.4)	(75.6)
Dividend to stockholders	(24.1)	(31.7)	(40.1)	(63.6)
Adjusted free cash flow	$68.9	$(211.1)	$59.7	$(214.1)

Constant-Currency Net Revenues:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period. Due to the significant impact of COVID-19 on our prior year figures, we have included comparisons to the same period in 2019 for additional context.
The table below sets forth the calculation of net revenues for each of our regional operating segments on a constant-currency basis for the prior-year comparison periods applicable to the three-month and six-month periods ended May 30, 2021:

	Three Months Ended			Six Months Ended
	May 30, 2021	May 24, 2020	% Increase (Decrease)	May 30, 2021	May 24, 2020	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,276.0	$497.5	156.5%	$2,581.6	$2,003.7	28.8%
Impact of foreign currency exchange rates	—	18.0	*	—	59.4	*
Constant-currency net revenues	$1,276.0	$515.5	147.5%	$2,581.6	$2,063.1	25.1%

Americas
As reported	$715.1	$282.7	153.0%	$1,356.4	$1,028.3	31.9%
Impact of foreign currency exchange rates	—	2.9	*	—	(1.9)	*
Constant-currency net revenues - Americas	$715.1	$285.6	150.4%	$1,356.4	$1,026.4	32.2%

Europe
As reported	$365.4	$129.0	183.3%	$794.4	$642.0	23.7%
Impact of foreign currency exchange rates	—	9.0	*	—	47.9	*
Constant-currency net revenues - Europe	$365.4	$138.0	164.8%	$794.4	$689.9	15.1%

Asia
As reported	$195.5	$85.8	127.9%	$430.8	$333.4	29.2%
Impact of foreign currency exchange rates	—	6.1	*	—	13.4	*
Constant-currency net revenues - Asia	$195.5	$91.9	112.7%	$430.8	$346.8	24.2%
___________
* Not meaningful

The table below sets forth the calculation of net revenues for each of our regional operating segments on a constant-currency basis for the 2019 comparison periods applicable to the three-month and six-month periods ended May 30, 2021:

	Three Months Ended			Six Months Ended
	May 30, 2021	May 26, 2019	% Increase (Decrease)	May 30, 2021	May 26, 2019	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,276.0	$1,312.9	(2.8)%	$2,581.6	$2,747.4	(6.0)%
Impact of foreign currency exchange rates	—	14.7	*	—	41.5	*
Constant-currency net revenues	$1,276.0	$1,327.6	(3.9)%	$2,581.6	$2,788.9	(7.4)%

Americas
As reported	$715.1	$692.7	3.2%	$1,356.4	$1,410.0	(3.8)%
Impact of foreign currency exchange rates	—	(5.6)	*	—	(9.2)	*
Constant-currency net revenues - Americas	$715.1	$687.1	4.1%	$1,356.4	$1,400.8	(3.2)%

Europe
As reported	$365.4	$398.3	(8.3)%	$794.4	$863.0	(7.9)%
Impact of foreign currency exchange rates	—	17.1	*	—	41.4	*
Constant-currency net revenues - Europe	$365.4	$415.4	(12.0)%	$794.4	$904.4	(12.2)%

Asia
As reported	$195.5	$221.9	(11.9)%	$430.8	$474.4	(9.2)%
Impact of foreign currency exchange rates	—	3.2	*	—	9.3	*
Constant-currency net revenues - Asia	$195.5	$225.1	(13.1)%	$430.8	$483.7	(10.9)%
___________
* Not meaningful

Constant-Currency Adjusted EBIT:

	Three Months Ended			Six Months Ended
	May 30, 2021	May 24, 2020	% Increase (Decrease)	May 30, 2021	May 24, 2020	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$114.6	$(205.9)	(155.7)%	$288.6	$(16.6)	*
Impact of foreign currency exchange rates	—	(11.8)	*	—	0.7	*
Constant-currency Adjusted EBIT	$114.6	$(217.7)	(152.6)%	$288.6	$(15.9)	*
Constant-currency Adjusted EBIT margin(2)	9.0%	(42.2)%		11.2%	(0.8)%
_____________
(1)Adjusted EBIT is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share:

	Three Months Ended			Six Months Ended
	May 30, 2021	May 24, 2020	% Increase (Decrease)	May 30, 2021	May 24, 2020	% Increase (Decrease)

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (loss) (1)	$93.4	$(191.5)	(148.8)%	$233.7	$(29.1)	*
Impact of foreign currency exchange rates	—	(7.6)	*	—	3.4	*
Constant-currency Adjusted net income (loss)	$93.4	$(199.1)	(146.9)%	$233.7	$(25.7)	*
Constant-currency Adjusted net income (loss) margin(2)	7.3%	(38.6)%		9.1%	(1.2)%

Adjusted diluted earnings (loss) per share	$0.23	$(0.48)	(147.9)%	$0.57	$(0.07)	*
Impact of foreign currency exchange rates	—	(0.02)	*	—	0.01	*
Constant-currency Adjusted diluted earnings (loss) per share	$0.23	$(0.50)	(146.0)%	$0.57	$(0.06)	*
_____________
(1)Adjusted net income (loss) is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted net income (loss) table for more information.
(2)We define constant-currency Adjusted net income (loss) margin as constant-currency Adjusted net income (loss) as a percentage of constant-currency net revenues.
* Not meaningful